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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                    Commission File Number 1-994

                          PRATT & LAMBERT UNITED, INC.
             (Exact name of registrant as specified in its charter)

                               75 TONAWANDA STREET
                             BUFFALO, NEW YORK 14207
                                 (716) 873-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                          COMMON STOCK PURCHASE RIGHTS

            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [x]             Rule 12h-3(b)(1)(i)      [x]
     Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)      [ ]             Rule 12h-3(b)(2)(ii)     [ ]
                                               Rule 15d-6               [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Pratt & Lambert United, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 12, 1996                    By:  /s/ Louis E. Stellato
                                               -----------------------------
                                                Louis E. Stellato
                                                Secretary